Exhibit 99.1

FIRST AMERICAN FINANCIAL CORPORATION

REPORTS RESULTS FOR THE FIRST QUARTER OF 2011

— Reports a Loss of 15 Cents per Diluted Share, Including a $45 Million Reserve

Strengthening Adjustment in the Company’s Canadian Operations —

SANTA ANA, Calif., April 28, 2011 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, today announced financial results for the first quarter ended March 31, 2011.

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2011	2010
Total revenues	$931.7	$908.4
(Loss) income before taxes	(23.4)	24.5
Net (loss) income	$(15.3)	$13.8
Net (loss) income per diluted share	(0.15)	0.13

Total revenues for the first quarter of 2011 were $931.7 million, an increase of 3 percent relative to the first quarter of 2010. Net loss in the current quarter was $15.3 million, or 15 cents per diluted share, compared with net income of $13.8 million, or 13 cents per diluted share, in the first quarter of 2010. The current quarter loss includes a $45.3 million reserve strengthening adjustment in the company’s Canadian operations, which is $27.2 million on an after-tax basis, or 26 cents per diluted share.

Current Quarter – Key Points

•	Reserve strengthening adjustment of $45.3 million in the company’s Canadian operations

•	Title segment loss provision of 13.8 percent of premiums and escrow fees, or 7.3 percent excluding the 6.5 percent attributable to the reserve strengthening adjustment in Canada

•	National Commercial Services division revenues of $67.3 million, up 34 percent compared with the prior year

•	Specialty Insurance segment pretax margin of 17.8 percent

•	Authorization of a $150 million share repurchase program

“We are disappointed that our first quarter results were impacted by a reserve strengthening charge we took in connection with a guaranteed valuation product we sell exclusively in Canada,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “We are cancelling the product in its current form and are looking to reinsure a modified version. If we cannot reinsure all or most of the risk, we will terminate the product.

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

“Increased claims in our domestic title operations also negatively impacted Title Insurance and Services segment results. However, our commercial business and national lender operations continued to perform well. In addition, our Specialty Insurance segment continued its strong performance in both the home warranty and property and casualty insurance business lines, achieving a pretax margin of 17.8 percent in the quarter.

“March open orders per day were up 4 percent from February, and April open orders are coming in just below March. Given the slow start to the year, we continue to actively manage expenses. However, we will be prudent in our expense management efforts, as we believe mortgage and real estate markets are near a bottom.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2011	2010
Total revenues	$861.4	$837.8
(Loss) income before taxes	$(18.6)	$27.2
Pretax margin	(2.2)%	3.2%
Direct open orders	285,100	339,600
Direct closed orders	222,200	241,200
Commercial*
Total revenue	$67.3	$50.0
Open orders	17,383	15,548
Closed orders	8,359	6,886
Average revenue per order	$6,300	$5,800

*	Includes commercial activity from the National Commercial Services division only

Total revenues for the Title Insurance and Services segment were $861.4 million, a 3 percent increase from the same quarter of 2010. The increase in total revenues was driven by a 7 percent increase in agent premiums and a 3 percent increase in information and other revenues, partly offset by lower investment income. The relative strength in agent revenues was primarily due to the normal reporting lag of approximately one quarter. As a result, agent revenues in the first quarter were consistent with the increase in the company’s direct premiums and escrow fees in the fourth quarter of 2010 as compared to 2009. Direct revenues were flat, driven by an 8 percent decline in the number of direct title orders closed in the first quarter that was essentially offset by higher average revenue per order. Average revenue per direct title order was $1,337, an increase of 8 percent, compared with the first quarter of 2010, primarily due to the increase in the mix of higher premium commercial transactions. The increase in information and other revenues from the same quarter of last year reflected higher demand for title plant information, partly offset by lower demand for the company’s default and international information products.

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

Personnel costs were $263.6 million in the first quarter, an increase of $2.3 million, or 1 percent, compared with the first quarter of 2010. This increase was primarily due to higher commissions as a result of improved commercial activity, partially offset by a reduction in U.S. headcount and lower healthcare-related expenses in the current quarter. Compared with the fourth quarter of 2010, personnel costs were down $35.7 million in the current quarter, or 12 percent.

Other operating expenses were $172.6 million in the first quarter, down $7.8 million, or 4 percent, compared with the first quarter of 2010. This decrease is primarily due to reduced office-related expense resulting from the consolidation and closure of certain title offices and a decline in bad debt expense at the company’s default division. These expense reductions were partially offset by an increase in production-related expenses as a result of increased commercial activity and a shift to lower margin products in the company’s default business. Compared to the fourth quarter of 2010, other operating expenses were down $14.1 million in the current quarter, or 8 percent.

The provision for policy losses and other claims was $96.4 million in the first quarter, or 13.8 percent of title premiums and escrow fees, up $57.0 million compared with the same quarter of the prior year. The current quarter provision includes a $45.3 million reserve strengthening adjustment related to a guaranteed valuation product offered in Canada. The loss provision rate, excluding 6.5 percent attributable to the $45.3 million charge, was 7.3 percent for the current quarter and 5.9 percent for the same quarter of the prior year. The current quarter rate reflects an ultimate loss rate of 5.2 percent for the current policy year and adverse development for certain prior policy years, primarily policy year 2007.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2011	2010
Revenues	$68.8	$68.6
Income before taxes	$12.2	$9.6
Pretax margin	17.8%	14.0%

Total revenues for the Specialty Insurance segment were $68.8 million in the first quarter of 2011, essentially flat, compared with the first quarter of 2010. Slightly higher revenues in the home warranty business were offset by lower revenues in the property and casualty business. Pretax margin was 17.8 percent, up from 14.0 percent in the first quarter of 2010. Pretax margin was higher compared with the prior year as the home warranty business had higher expenses in 2010 associated with its move to a new call center, partly offset by moderately higher claim losses.

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

Teleconference/Webcast

First American’s first quarter results will be discussed in more detail on Thursday, April 28, 2011, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (877) 784-3230. Callers from outside the United States may dial (517) 308-9093. The pass code for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 5, 2011, by dialing (203) 369-1842. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.9 billion in 2010, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 15 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to cancellation of the guaranteed valuation product in its current form, reinsurance of a modified form thereof, termination of such product if reinsurance is not available, expense management, the bottoming of mortgage and real estate markets, the market share of the company’s national lender business, maintenance of a conservative balance sheet, taxes in connection with the sale of CoreLogic stock and the timing of future sales thereof, repurchases of the company’s common stock and future corporate expense levels, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory surpluses; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; regulation of title insurance rates; inability of the company’s subsidiaries to pay dividends or repay funds; expenses of and funding

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

obligations to the pension plan; weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims; material variance between actual and expected claims experience; systems interruptions and intrusions; inability to realize the benefits of the company’s offshore strategy; product migration; increases in the size of the company’s customers; losses in the company’s investment portfolio; and other factors described in the company’s annual report on Form 10-K for the year ended Dec. 31, 2010, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted loss provision rate. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Navarifar Corporate Communications First American Financial Corporation (714) 250-3298	Craig Barberio Investor Relations First American Financial Corporation (714) 250-5214

(Additional Financial Data Follows)

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2011	2010
Total revenues	$931,700	$908,426
(Loss) income before income taxes	$(23,449)	$24,540
Income tax (benefit) expense	(8,208)	10,811

Net (loss) income	(15,241)	13,729
Less: Net income (loss) attributable to noncontrolling interests	94	(40)

Net (loss) income attributable to the Company	$(15,335)	$13,769

Net (loss) income per share attributable to stockholders:
Basic	$(0.15)	$0.13
Diluted	$(0.15)	$0.13

Cash dividends per share	$0.06	$—

Weighted average common shares outstanding:
Basic	104,660	104,006
Diluted	104,660	104,006

Selected Title Information

Title orders opened	285,100	339,600

Title orders closed	222,200	241,200

Paid title claims	$81,357	$69,647

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$755,277	$728,746
Investment portfolio	2,712,965	2,648,818
Goodwill and other intangible assets	880,044	882,081
Total assets	5,906,477	5,821,826
Reserve for claim losses	1,122,315	1,108,238
Notes payable	290,799	293,817
Total stockholders’ equity	1,974,386	1,980,017

- more -

First American Financial Corporation Reports Results for the First Quarter of 2011

First American Financial Corporation

Segment Information

(in thousands)

(unaudited)

For the Three Months Ended March 31, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$363,010	$297,018	$65,992	$—
Agent premiums	399,921	399,921	—	—
Information and other	148,842	148,840	—	2
Investment income	20,771	17,082	2,508	1,181
Net realized investment (losses) gains*	(844)	(1,423)	331	248

	931,700	861,438	68,831	1,431

Expenses
Personnel costs	285,163	263,563	11,603	9,997
Premiums retained by agents	319,987	319,987	—	—
Other operating expenses	188,525	172,559	9,840	6,126
Provision for policy losses and other claims	129,512	96,376	33,136	—
Depreciation and amortization	19,099	17,168	1,016	915
Premium taxes	9,043	8,039	1,004	—
Interest	3,820	2,311	4	1,505

	955,149	880,003	56,603	18,543

(Loss) income before income taxes	$(23,449)	$(18,565)	$12,228	$(17,112)

For the Three Months Ended March 31, 2010	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$362,641	$297,205	$65,436	$—
Agent premiums	373,992	373,992	—	—
Information and other	144,668	144,668	—	—
Investment income	24,876	19,269	3,144	2,463
Net realized investment gains (losses)*	2,249	2,688	(6)	(433)

	908,426	837,822	68,574	2,030

Expenses
Personnel costs	283,187	261,236	13,372	8,579
Premiums retained by agents	301,568	301,568	—	—
Other operating expenses	196,311	180,385	11,353	4,573
Provision for policy losses and other claims	70,981	39,372	31,609	—
Depreciation and amortization	20,253	17,907	1,699	647
Premium taxes	9,264	8,299	965	—
Interest	2,322	1,860	5	457

	883,886	810,627	59,003	14,256

Income (loss) before income taxes	$24,540	$27,195	$9,571	$(12,226)

*	Includes other-than-temporary impairment (OTTI) losses recognized in earnings.

# # #